Exhibit 99.1

Contact: Liz Harris

Vice President, Communications

Phone: 502-636-4474

Liz@kyderby.com

FOR IMMEDIATE RELEASE

CHURCHILL DOWNS INCORPORATED

COMPLETES MERGER WITH

YOUBET.COM, INC.

LOUISVILLE, Ky. (Wednesday, June 2, 2010) – Churchill Downs Incorporated (“CDI”) (NASDAQ: CHDN) announced today that it has completed its merger with Youbet.com, Inc. (NASDAQ:UBET).

“We are happy to now be able to move forward and continue the development of new technology-enabled features and services that Youbet.com and TwinSpires.com customers want, and that can attract new customers to racing,” said Robert L. Evans, CDI President and Chief Executive Officer. “In a recent survey we conducted, we learned that 34 percent of new TwinSpires.com accounts were established by people who say they have never wagered on thoroughbred racing previously. We find that an exciting development for racing and for the future growth of our online wagering business.”

As a result of the merger, each share of Youbet.com common stock was converted into the right to receive 0.0591 shares of CDI stock and $0.99 in cash. After the new shares are issued, CDI will have 16.48 million shares outstanding. CDI issued approximately 2.70 million shares and paid approximately $45.26 million in cash to the Youbet.com stockholders in connection with the merger. Youbet.com stock will no longer trade on the NASDAQ Capital Market and will be delisted.

Also effective upon the completion of the merger, CDI’s Board of Directors appointed Michael Brodsky as a Class III director to serve until the 2011 annual meeting of shareholders, increasing the size of the Board of Directors to fourteen members. Mr. Brodsky will also serve on the Board’s Executive Committee and Strategic Planning Committee.

Effective immediately, Rohit Thukral, CDI’s Executive Vice President of Technology Initiatives and President of TwinSpires.com, will assume the leadership role for Youbet.com and begin the integration of TwinSpires.com and Youbet.com. Ben Murr, the current Chief Information Officer of CDI, will assume the role as president of United Tote. Ben Murr’s replacement as CDI’s Chief Information Officer will be made at a later date.

The merger does not change any services available to Youbet.com or TwinSpires.com customers. Customers of both Youbet.com and TwinSpires.com may continue to use their existing account number, username, password and PIN. Customers will continue to be able to access their favorite features and functions, free handicapping data, race replays and live streaming video.

About Churchill Downs Incorporated

Churchill Downs Incorporated (“CDI”), headquartered in Louisville, Ky., owns and operates four world renowned Thoroughbred racing facilities: Arlington Park in Illinois, Calder Casino and Race Course in Florida, Churchill Downs Racetrack in Kentucky and Fair Grounds Race Course

& Slots in Louisiana. CDI operates slots and gaming operations in Louisiana and Florida. CDI tracks are host to North America’s most prestigious races, including the Arlington Million, the Kentucky Derby and the Kentucky Oaks, the Louisiana Derby and the Princess Rooney, along with hosting the Breeders’ Cup World Championships for a record seventh time on November 5-6, 2010. CDI also owns off-track betting facilities, TwinSpires.com and other advance-deposit wagering channels, television production, telecommunications and racing service companies such as BRIS and a 50-percent interest in the national cable and satellite network, HorseRacing TV, which supports CDI’s network of simulcasting and racing operations. CDI’s Entertainment Group produces the HullabaLOU Music Festival at Churchill Downs Racetrack, which premieres on July 23-25, 2010. CDI trades on the NASDAQ Global Select Market under the symbol CHDN and can be found at www.ChurchillDownsIncorporated.com.

-END-